Exhibit 99.1

FOR IMMEDIATE RELEASE:
NEWS
DECEMBER 17, 2003	NASDAQ- ACTT

ACT TELECONFERENCING NAMES GENE WARREN PRESIDENT AND CEO

ACT Teleconferencing today announced the promotion of Gene Warren to the position of President and CEO. In making this announcement, Gerald Van Eeckhout, Chairman and CEO of ACT stated, “This transition is the result of a succession plan that began three years ago when Gene was named Chief Operating Officer.”

Warren, 51, has been with ACT for more than seven years, managing the worldwide sales and service delivery activities as well as new technology development. Warren was the chief architect of the Company’s Concert global platform and is responsible for the AT&T out-source contract and relationship. He was heavily involved in the Company’s recent cost-reduction and restructuring, which has resulted in a significant and immediate turnaround in profitability beginning October 1, 2003.

Warren, with over 25 years of executive and technical experience in telecommunications, previously served as vice president of business development, operations and technology at Global Access, and as senior director of technical support for MCI where he spent the first sixteen years of his telecommunications career. He received a bachelor’s degree in physics and mathematics from Clark Atlanta University. Additionally, he has completed advanced studies at Regis University, Harvard, Stanford and MIT.

“Profitability, return on equity for shareholders, client satisfaction and dedication to our employees are my objectives,” said Warren. “I will work diligently to move ACT forward in reaching these goals.”

In a related announcement, the Company said that, consistent with this succession plan, Gerald Van Eeckhout would assume the position of Chairman Emeritus. This will enable Van Eeckhout, 63, to retire as CEO, but continue to remain engaged with the Company as a member of the Board of Directors. Van Eeckhout, who has overseen ACT’s development from a 4-employee start up in 1990, to a 400 employee and 9-country conferencing services company, has been in the teleconferencing industry for 22 years.

The Company also announced today that Mack Traynor III, a director of ACT, was appointed as non-executive Chairman of the Company. Traynor, 45, is presently president and CEO of HEI (Nasdaq – HEII), a medical and communication device manufacturer, based in Minneapolis. He has been on the ACT Board since March 2003, and has over 20 years experience with U.S. West and other telephony companies, including several entrepreneurial companies.

“Jerry’s dedication and devotion to ACT over the past 13 years has brought ACT to the forefront of the global conferencing industry,” said Warren. “We appreciate all that he has done for ACT and wish he and his wife Carolyn well in their transition toward retirement. Mack and I appreciate the Board of Directors’ confidence in our abilities. We are committed to improving efficiencies and profitability.”

“When Carolyn and I started ACT in 1990, our goal was to create a world class organization focused on providing high quality electronic meeting services,” said Van Eeckhout. “We are both very confident in the abilities of Gene Warren and Mack Traynor to continue our vision.”

About ACT

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado; with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S.; and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com